Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Pre-effective Amendment No. 1 to Registration Statement No. 333-194860 on Form S-1/A of our report dated April 1, 2013, on the consolidated financial statements of Pernix Group, Inc. and Subsidiaries (collectively the “Company”), as of December 31, 2012 and for the year then ended which appears in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ CohnReznick LLP

Chicago, Illinois

April 25, 2014